KBR, INC.
EXECUTIVE COMPENSATION CLAWBACK PROCEDURE

1.0PURPOSE
The purpose of this Procedure is to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to members of the Company Group in accordance with the Clawback Rules. Each Executive Officer shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Executive Officer will acknowledge that he or she is bound by the terms of this Procedure; provided, however, that this Procedure shall apply to, and be enforceable against, any Executive Officer and his or her successors (as specified in Section 4.9 of this Procedure) regardless of whether or not such Executive Officer properly signs and returns to the Company such Acknowledgement Form and regardless of whether or not such Executive Officer is aware of his or her status as such. This Procedure is designed to comply with the Clawback Rules.
2.0SCOPE
This Procedure applies to Company’s operations worldwide.
3.0REVISION HISTORY
Rev- 0: 02-Oct-2023 New – Approved for use.
4.0PROCEDURE
4.1    ADMINISTRATION
This Procedure shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals.
4.2    REPAYMENT OF ERRONEOUSLY AWARDED COMPENSATION
4.2.1    In the event the Company is required to prepare an Accounting Restatement, the Committee shall reasonably promptly (in accordance with the applicable Clawback Rules) determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall reasonably promptly thereafter provide each Executive Officer with notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Board and/or the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE (or another U.S. national securities exchange or national securities association on which the Company’s securities are listed)). The Committee is authorized to engage, on behalf of the Company, any third-party advisors it deems advisable in order to perform any calculations contemplated by this Procedure.

4.2.2    In the event that any repayment of Erroneously Awarded Compensation is owed to the Company, the Board and/or the Committee shall have broad discretion to determine the appropriate Method of Recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. For the avoidance of doubt, except to the extent permitted to be waived pursuant to the Clawback Rules, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder. For example, notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated in this Section 4.2.2 if the Committee determines in good faith that recovery would be Impracticable. In implementing the actions contemplated in this Section 4.2.2, the Board and/or the Committee will act in accordance with the listing standards and requirements of the NYSE (or the rules of another U.S. national securities exchange or national securities association on which the Company’s securities are listed) and with the applicable Clawback Rules.
4.2.3    To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company Group when due (as determined in accordance with Section 4.2.2 above), the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer, including by any Method of Recovery the Committee deems appropriate.
4.3    REPORTING AND DISCLOSURE
The Company shall file all disclosures with respect to this Procedure in accordance with the requirements of U.S. federal securities laws, including any disclosure required by applicable SEC rules.
4.4    INDEMNIFICATION PROHIBITION
No member of the Company Group shall be permitted to indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Procedure; or (ii) any claims relating to the Company Group’s enforcement of its rights under this Procedure and/or pursuant to the Clawback Rules. Further, no member of the Company Group shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Procedure or that waives the Company Group’s right to recovery of any Erroneously Awarded Compensation, and this Procedure shall supersede any such agreement (whether entered into before, on or after the Effective Date). Any such purported indemnification (whether oral or in writing) shall be null and void.
4.5    INTERPRETATION
The Committee is authorized to interpret and construe this Procedure and to make all determinations necessary, appropriate, or advisable for the administration of this Procedure. It is intended that this Procedure be interpreted in a manner that is consistent with the requirements of the Clawback Rules. The terms of this Procedure shall also be construed and enforced in such a manner as to comply with applicable law, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other law or regulation that the Committee determines is applicable. In the event any provision of this Procedure is determined to be unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required by applicable law.

4.6    EFFECTIVE DATE
This Procedure shall be effective as of the Effective Date.
4.7    AMENDMENT; TERMINATION
The Committee may modify or amend this Procedure, in whole or in part, from time to time in its discretion and shall amend any or all of the provisions of this Procedure as it deems necessary, including as and when it determines that it is legally required by any federal securities law, SEC rule, NYSE rule or the rule of any other U.S. national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Procedure at any time. Notwithstanding anything in this Section 4.7 to the contrary, no amendment or termination of this Procedure shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate the Clawback Rules, or any federal securities law, SEC rule, NYSE rule or the rule of any other U.S. national securities exchange or national securities association on which the Company’s securities are listed. Furthermore, unless otherwise determined by the Committee or as otherwise amended, this Procedure shall automatically be deemed amended in a manner necessary to comply with any change in the Clawback Rules.
4.8    OTHER RECOUPMENT RIGHTS; NO ADDITIONAL PAYMENTS
The Committee intends that this Procedure will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Procedure. Executive Officers shall be deemed to have accepted continuing employment on terms that include compliance with the Procedure, to the extent of its otherwise applicable provisions, and to be contractually bound by its enforcement provisions. Executive Officers who cease employment or service with the Company Group shall continue to be bound by the terms of the Procedure with respect to Incentive-based Compensation subject to this Procedure. Any right of recoupment under this Procedure is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to the terms of any similar Procedure in any employment agreement, cash-based bonus plan, equity award agreement or similar agreement and any other legal remedies available to the Company Group. Nothing in this Procedure precludes the Company from implementing any additional clawback or recoupment policies with respect to Executive Officers. Application of this Procedure does not preclude the Company Group from taking any other action to enforce any Executive Officer’s obligations to the Company or the Company Group, including termination of employment or institution of civil or criminal proceedings or any other remedies that may be available to the Company or Company Group with respect to any Executive Officer.
4.9    SUCCESSORS
This Procedure shall be binding and enforceable against all Executive Officers and their beneficiaries, estates, heirs, executors, administrators or other legal representatives to the extent required by the Clawback Rules or as otherwise determined by the Committee.

5.0DEFINITIONS
For purposes of this Procedure, the following capitalized terms shall have the meanings set forth below.
Accounting Restatement shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (as used in the Clawback Rules), including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement); or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).
Board shall mean the Board of Directors of the Company.
Clawback Eligible Incentive Compensation shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-based Compensation Received by such Executive Officer: (i) on or after the Effective Date; (ii) after beginning service as an Executive Officer; (iii) while the Company has a class of securities listed on the NYSE (or any other U.S. national securities exchange or a national securities association); and (iv) during the applicable Clawback Period.
Clawback Period shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
Clawback Rules shall mean Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC (including Rule 10D-1 under the Exchange Act), the NYSE or the rules of any other U.S. national securities exchange or national securities association on which the Company’s securities are listed.
Committee shall mean the Compensation Committee of the Board, or any other committee designated by the Board to administer the Procedure, and in the absence of such a committee, a majority of the independent directors serving on the Board.
Company shall mean KBR, Inc.
Company Group shall mean the Company, together with each of its direct and indirect subsidiaries.
Effective Date shall mean October 2, 2023.
Erroneously Awarded Compensation shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
Executive Officer shall mean any individual who is (or was at any time during the applicable Clawback Period) an “executive officer” pursuant to Section 16 of the Exchange Act and any other senior executive, employee or other personnel of the Company Group who may from time to time be deemed subject to the Procedure by the Committee. For the avoidance of doubt, the Committee shall have full discretion to determine which individuals in the Company Group shall be considered an “Executive Officer” for purposes of this Procedure.
Exchange Act shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Financial Reporting Measures shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Procedure be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
Incentive-based Compensation shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
Impracticable shall mean, in accordance with the good faith determination of the Committee that either (i) the direct expenses paid to a third party to assist in enforcing the Procedure against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to the NYSE (or another U.S. national securities exchange or national securities association on which the Company’s securities are listed); (ii) recovery would violate the Company’s home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE (or another U.S. national securities exchange or national securities association on which the Company’s securities are listed), that recovery would result in such a violation and a copy of the opinion is provided to the NYSE (or another U.S. national securities exchange or national securities association on which the Company’s securities are listed); or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
Method of Recovery shall include, but is not limited to: (i) requiring reimbursement of Erroneously Awarded Compensation; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting the Erroneously Awarded Compensation from any compensation otherwise owed by the Company to the Executive Officer; (iv) cancelling outstanding vested or unvested equity awards; and (v) taking any other remedial and recovery action permitted by law, as determined by the Committee.
NYSE shall mean the New York Stock Exchange.
Procedure shall mean this Procedure for the Recovery of Erroneously Awarded Compensation, as the same may be amended and/or restated from time to time.
Received shall, with respect to any Incentive-based Compensation, mean deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.
Restatement Date shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date the court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
SEC shall mean the U.S. Securities and Exchange Commission.

6.0ATTACHMENTS

I.    ATT-GL-KBR-LL-1025A    ACKNOWLEDGEMENT FORM

Exhibit A

KBR, INC.
PROCEDURE FOR THE
RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
ACKNOWLEDGEMENT FORM

By signing below, the undersigned executive officer (the “Executive Officer”) acknowledges and confirms that the Executive Officer has received and reviewed a copy of the KBR, Inc. Procedure for the Recovery of Erroneously Awarded Compensation (the “Procedure”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Procedure.
By signing this Acknowledgement Form, the Executive Officer acknowledges and agrees that (i) the Executive Officer is and will continue to be subject to the Procedure and that the Procedure will apply both during and after the Executive Officer’s employment with the Company Group and (ii) to the extent necessary to comply with the Procedure, the Procedure hereby amends any employment agreement, equity award agreement or similar agreement that the Executive Officer is a party to with the Company Group (collectively, the “Award Agreements”) to include the scope of and processes regarding recovery of erroneously awarded compensation set forth in this Procedure, regardless of whether such Award Agreement expressly acknowledges this Procedure and whether such Award Agreement already includes any other clawback provisions. For the avoidance of doubt: (A) such Award Agreements shall include, but are not limited to, those Award Agreements listed in Annex A; (B) this Procedure shall supplement and not replace, supersede or void any existing clawback provisions in any Award Agreements; and (C) all Clawback Eligible Incentive Compensation is subject to this Procedure, including but not limited to Clawback Eligible Incentive Compensation that is elected to be deferred, applied to another plan or Procedure of the Company Group, transferred or otherwise allocated upon or after receipt by the Executive Offer.
Further, by signing below, the Executive Officer agrees to abide by the terms of the Procedure, including, without limitation, by returning any Erroneously Awarded Compensation to the Company Group to the extent required by, and in a manner permitted by, the Procedure. For the avoidance of doubt, by signing below, the Executive Officer acknowledges and agrees that any amounts payable to the Executive Officer, including any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure or based on the Company and/or any of its affiliates’ performance shall be subject to the Procedure as may be in effect and modified from time to time in the sole discretion of the Company or as required by law or the requirements of an exchange on which the Company’s shares are listed for trading, and that such modification will be deemed to amend this acknowledgment. In accordance with the Procedure, the Executive Officer also acknowledges that the Company may recover compensation paid to the Executive Officer through any Method of Recovery the Committee deems appropriate, and the Executive Officer agrees to comply with any request or demand for repayment by the Company in order to comply with the Procedure. The Executive Officer further acknowledges and agrees that the Company may, to the greatest extent permitted by law, reduce any amount that may become payable to the Executive Officer by any amount to be recovered by the Company pursuant to the Procedure if such amount has not been returned by the Executive Officer to the Company prior to the date that any subsequent amount becomes payable to the Executive Officer.

IN WITNESS WHEREOF, the undersigned hereto has executed this Acknowledgement Form as of the date below.

Signature

Print Name

Date

Annex A

1.All Severance and Change-in-Control Agreements entered into between the Company and any officer of the Company, including any amendments and/or restatements thereof

2.All Award Agreements entered into pursuant to the KBR, Inc. 2006 Stock and Incentive Plan, as amended and restated effective March 7, 2012, and as further amended and restated effective May 12, 2016

3.All Award Agreements entered into pursuant to the Amended and Restated KBR, Inc. 2006 Stock and Incentive Plan, as amended and restated effective May 19, 2021, and as may be further amended and/or restated from time to time

4.All Award Agreements entered into pursuant to the KBR Elective Deferral Plan, as restated effective September 1, 2019, as amended by the First Amendment to KBR Elective Deferral Plan, effective October 17, 2022, and as may be further amended and/or restated from time to time

5.All Award Agreements entered into pursuant to the KBR Benefit Restoration Plan, as restated effective December 31, 2010, as amended by the First Amendment to KBR Benefit Restoration Plan, effective March 1, 2014, as further amended by the Second Amendment to KBR Benefit Restoration Plan, effective February 25, 2021, and as may be further amended and/or restated from time to time

6.All Award Agreements entered into pursuant to the KBR Senior Executive Performance Pay Plan, as restated effective January 1, 2020, as amended by the First Amendment to KBR Senior Executive Performance Pay Plan, effective January 1, 2023, as further amended by the Second Amendment to KBR Senior Executive Performance Pay Plan, effective January 1, 2023, and as may be further amended and/or restated from time to time

7.All Award Agreements entered into pursuant to the KBR Management Performance Pay Plan, as restated effective January 1, 2020, as amended by the First Amendment to KBR Management Performance Pay Plan, effective January 1, 2023, and as may be further amended and/or restated from time to time